SCHEDULE 14-A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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                                Alliance Bancorp
               -------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

            John J. Gorman, Luse Lehman Gorman Pomerenk & Schick, PC
            --------------------------------------------------------
                   (Name of Person(s) Filling Proxy Statement)

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         pursuant to Exchange Act Rule 0-11:
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



                        FROM CHARTER ONE FINANCIAL, INC.
                                       and
                                ALLIANCE BANCORP

CONTACT FROM CHARTER ONE:              CONTACTS FROM ALLIANCE BANCORP:
Ellen Batkie (800) 262-6301            INVESTORS Richard Hojnicki (630) 794-8758
                                       MEDIA Jean Krusinski (630) 794-8715


      CHARTER ONE TO ACQUIRE ALLIANCE BANCORP IN CASH AND STOCK TRANSACTION
      ---------------------------------------------------------------------


CLEVELAND, OHIO, January 23, 2001 - The boards of directors of Charter One Financial, Inc. ("Charter One") (NYSE: CF), the holding company of Charter One Bank, F.S.B., and Alliance Bancorp ("Alliance") (NASDAQ: ABCL), the holding company of Liberty Federal Bank in Hinsdale, Illinois, today announced that they have executed a definitive agreement for Charter One to acquire Alliance. At September 30, 2000, Alliance had assets of $2.0 billion, deposits of $1.2 billion and operated 19 branch offices in the metropolitan Chicago area. Upon completion of the merger, Charter One will have the sixth largest retail banking operation in the Chicago metropolitan region with approximately $5 billion in deposits and 77 branches throughout Cook and Du Page counties.

The agreement provides for common shareholders of Alliance to receive $5.25 in cash and 0.72 shares of Charter One common stock for each Alliance share, an effective consideration mix of 79% stock and 21% cash. Based on the current number of Alliance shares, it is expected that approximately 6.7 million shares of Charter One common stock will be issued in conjunction with the merger. It is also expected that all outstanding Alliance options will be exchanged for the equivalent Charter One options. This results in an initial transaction value of approximately $245 million.

Based on Charter One's closing stock price of $26.94 on January 22, the merger consideration represents a price of approximately $24.65 for each Alliance share, or a 10% premium over Alliance Bancorp's January 22 closing price. The price represents approximately 147% of Alliance's book value as of September 30, 2000 and 13.0 times Alliance's 2001 estimated earnings.

The merger, which will be treated as a tax-free reorganization under Section 368 of the Internal Revenue Code and accounted for as a purchase, is expected to close in the third quarter of 2001. Due diligence work has been completed by both companies and their advisors. The transaction has been approved by the boards of directors of both companies and is subject to approval by the Office of Thrift Supervision, the Federal Reserve Board, and Alliance's shareholders.

"Charter One entered Chicago in late 1999 with the St. Paul merger," commented Charles John Koch, Charter One Chairman and Chief Executive Officer. "We knew almost immediately that our products and services were ideally suited to this market and that we should look for the opportunity to leverage our management team and marketing efforts by broadening our footprint. Alliance Bancorp fits that objective perfectly. The franchise moves us up nicely in terms of market share and customer reach in the Chicago area and its asset mix parallels Charter One's asset mix. We will now be the sixth largest bank in the Chicago metropolitan area, giving us a significant share in twenty-three markets up from fourteen markets previously."

Charter One has specifically identified expense savings equivalent to approximately 30% of Alliance's expense base. The targeted cost savings would be primarily realized by eliminating duplicative back office operations. Although some job reductions will result from eliminating certain operations, Charter One's sales oriented banking model frequently results in increased employment in retail operations following an acquisition. The initial implementation schedule indicates that cost saving measures should be fully implemented by the end of 2001.

Charter One expects that the transaction will have no impact to GAAP earnings in 2001; however, it will add two to three cents per share in 2002. In addition, Charter One anticipates a number of revenue opportunities resulting from new product introductions and implementing its strong sales culture.

"We are delighted to announce this partnership with one of the most highly regarded regional financial institutions," commented Fredric Novy, Alliance Chairman. "Charter One has a track record of performance that ranks among the best in our industry."

Alliance President and Chief Executive Officer, Kenne Bristol added, "I am sure Charter One will be able to take the franchise we have built and move it to the next level in terms of products and services, which will benefit our shareholders and customers alike."

As part of the transaction, Charter One would receive an option to purchase, under certain circumstances, shares of Alliance common stock equal to 19.9% of Alliance's outstanding common stock.

Lehman Brothers is acting as financial advisor to Charter One, and Keefe, Bruyette & Woods Inc. is acting as financial advisor to Alliance.

Charter One has approximately $33 billion in total assets, making it one of the 30 largest bank holding companies in the country. The Bank has approximately 420 branch locations in Ohio, Michigan, New York, Illinois, Massachusetts, and Vermont. The branch locations operate under the Charter One name in all areas except in Michigan (First Federal of Michigan) and Illinois (St. Paul Federal). The Company's diverse product set includes: consumer banking, indirect auto finance, commercial leasing, business lending, commercial real estate lending, mortgage banking, and retail investment products. For additional information, including press releases and investor presentations, investors are directed to Charter One's web site: www.charterone.com.

Charter One Financial, Inc. and Alliance Bancorp will be filing relevant documents concerning their merger with the Securities and Exchange Commission (the "Commission"). We urge investors to read these documents because they contain important information. Investors will be able to obtain the documents free of charge at the Commission's website, www.sec.gov. In addition, documents filed with the Commission by Charter One Financial will be available free of charge from the Investor Relations Dept. of Charter One Financial at 1215 Superior Avenue, Cleveland, OH 44114, telephone (800) 262-6301. Documents filed with the Commission by Alliance Bancorp will be available free of charge from the Investor Relations Dept. of Alliance at One Grant Square, Hinsdale, Illinois 60521, telephone (630) 794-8758. Investors should read carefully the proxy statement/prospectus (when available) regarding the transactions referenced in this press release before making a decision concerning the merger.

Alliance Bancorp and its executive officers and directors may be deemed to be participants in the solicitation of proxies from stockholders of Alliance with respect to the transactions contemplated by the merger agreement. Information regarding such officers and directors is included in Alliance's proxy statement for its 2000 Annual Meeting of Stockholders filed with the Commission on April 19, 2000. This document is available free of charge at the Commission's website at www.sec.gov and/or from Alliance Bancorp.



                                      #####

Forward-looking Information
Statements contained in this news release that are not historical facts, including estimates, may constitute forward-looking statements (within the meaning of the Private Securities Litigation Reform Act of 1995), which involve significant risks and uncertainties. Actual results may differ materially from the results discussed in these forward-looking statements. Factors that might cause such a difference include, but are not limited to: (1) expected cost savings from the merger cannot be realized within the expected timeframe; (2) revenues following the merger are lower than expected; (3) costs or difficulties related to the integration of the businesses of Charter One and Alliance Bancorp are greater than expected; (4) competitive pressures among depository institutions increase; (5) changes in the interest rate environment reduce interest margins; (6) general economic conditions, either nationally or in the states in which the combined company will be doing business, are less favourable than expected; and (7) legislation or regulatory changes adversely affect the business in which the combined company would be engaged.

                           Charter One/Alliance Merger

                     Charter One/Alliance Chicago Franchise
                     --------------------------------------

                              Deposits        Branches
                              --------        --------
Alliance                        $1,239 M         19
Charter One (a)                  3,772           58
Pro Forma                        5,011           77

--------------------------

Source:   SNL  Securities,   L.P.  and  company  reports.
Total deposits and number of branches at 6/30/99.
(a) Charter One branches and deposits in the Chicago MSA



Market Share Impact - Chicago MSA

                                     Deposits   Branches     Market Share
                                     --------   --------     ------------
    1.  Bank One                     $28,292M       216          17.5%
    2.  ABN AMRO                      23,231        121          14.4
    3.  Bank of Montreal              15,813        134           9.8
    4.  Northern Trust Corp.           8,285         17           5.1
    5.  Fifth Third Bancorp            5,870         75           3.6
        Charter One/Alliance           5,011         77           3.1
    6.  Citigroup                      4,136         50           2.6
    7.  Charter One Financial          3,772         58           2.3
    8.  First Midwest Bancorp          3,394         58           2.1
    9.  MAF Bancorp Inc.               2,817         27           1.7
   10.  Firstar Corp.                  2,712         49           1.7
        All Others                    61,702      1,143          38.3
   18.  Alliance Bancorp               1,239         19           0.8
                                  ----------    -------      --------
         Total Chicago MSA          $161,263M     1,967         100.0%

-----------------------------------

Source:  SNL Securities, L.P. data at 6/30/99